                                Option Agreement
                                ----------------

                  Option Agreement (the "Agreement") dated as of June 14, 1996 by and among Big Flower Press Holdings, Inc., a Delaware corporation ("Big Flower"), and those stockholders of Scanforms, Inc., a Delaware corporation (the "Company"), whose names are listed on Schedule 1 attached hereto and made a part hereof (each of whom is referred to individually as a "Stockholder," and all of whom are referred to together as the "Stockholders").

                  WHEREAS, Big Flower is concurrently herewith entering into a letter of intent (the "Letter Agreement") with respect to the proposed acquisition of the Company by Big Flower pursuant to a merger of a direct or indirect subsidiary of Big Flower with the Company (the "Merger"); and

                  WHEREAS, as a condition to its willingness to enter into the Letter Agreement, Big Flower has requested that the Stockholders agree, and each of the Stockholders has agreed, to grant Big Flower an Option (as hereinafter defined) to purchase all of the shares of common stock, par value $.01 per share, of the Company ("Shares") owned by him.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                  1. Grant of the Option. Each Stockholder hereby grants Big Flower an irrevocable option (an "Option") to purchase all of the Shares set forth opposite such Stockholder's name on Schedule 1 attached hereto at a price, in cash, of $5.75 per Share (the "Purchase Price"). The Shares to which the Option applies are referred to herein as the "Optioned Shares".

                  2. Exercise of the Option. (a) Big Flower may exercise the Option in whole but not in part and at any time from the date hereof until the Expiration Date (as defined below in Section 2(b)) (such period being the "Term" of this Agreement) if after the date of this Agreement (i) a Takeover Proposal (as hereinafter defined) has been made on terms which in the opinion of Big

Flower, in its reasonable good faith judgment, is for consideration of a higher value than the Purchase Price and (x) Big Flower and the Company are proceeding to negotiate in good faith and execute a definitive Agreement of Merger as provided in the Letter Agreement (the "Merger Agreement") or the Company has ceased to negotiate a Merger Agreement or (y) a Merger Agreement has been entered into by Big Flower and the Company and the Takeover Proposal is made prior to the termination of the Agreement of Merger or (ii) if a Takeover Proposal has been made by any person who is a director or officer of the Company on the date hereof or by an entity in which any such person has an equity interest of 10% or more or a "group" (within the meaning of Section 13(d)(3) of the Exchange Act (as hereinafter defined)) in which any such person is a participant. "Take-over Proposal" means, with respect to the Company, any proposal or offer for, any tender or exchange offer for 20% or more of the equity of the Company, any merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries, any acquisition in any manner of 20% or more of the equity of, or 20% or more of the assets of, the Company or any of its Significant Subsidiaries and "Significant Subsidiary" shall have the meaning specified in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission.

                  (b) Notwithstanding the foregoing, Big Flower may not exercise the Option if a preliminary or permanent injunction or other order against the delivery of the Shares issued by any federal or state court of competent jurisdiction in the United States shall be in effect, but in such event the Expiration Date of the Option shall be extended until five business days after such impediment to exercise shall have been removed. For purposes of this Agreement, the Expiration Date shall mean January 31, 1997 or such date to which the Term of this Agreement has been extended.

                  (c) If Big Flower wishes to exercise the Option, Big Flower shall give a written notice to the Stockholder of its intention to exercise the Option and the closing of the purchase of the Optioned Shares (the "Closing") shall take place in the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, on a date and at a time designated by Big Flower at the time that it gives notice of its intention to exercise the

Option (which date and time may be one day after the delivery of such notice or earlier if reasonably practicable and shall not be more than five business days after delivery of such notice). If the Option shall expire on the Expiration Date without having been exercised, this Agreement shall expire and all of the obligations of the parties under this Agreement shall be of no further force and effect.

                  (d) In the event that a Takeover Proposal is made during the Term of this Agreement and Big Flower has exercised the Option and an investment banking firm mutually agreed upon by Big Flower and the Company (or if mutual agreement can not be reached as to such firm, by an investment banking firm mutually agreed upon by an investment banking firm chosen by Big Flower and an investment banking firm chosen by the Company) renders its opinion that the Takeover Proposal is more favorable to the shareholders of the Company than that being offered by Big Flower in the Merger, Big Flower agrees that it will vote or take appropriate action in favor of the Takeover Proposal and, if a Merger Agreement has been entered into with the Company, that it will take appropriate action to terminate the Merger Agreement.

                  3. Closing. At any Closing hereunder:

                  (a) Big Flower shall make payment to each Stockholder in the aggregate amount equal to the product of (x) the Purchase Price and (y) the number of Optioned Shares to be purchased from such Stockholder, by delivery of a certified check or bank cashier's check payable to the order of such Stockholder; and

                           (b)  each Stockholder shall deliver to Big
Flower the certificate or certificates representing the Optioned Shares to be purchased from such Stockholder, in form satisfactory to Big Flower, together with stock powers endorsed in blank.

                  4. Negative Covenants of the Stockholders. Except in accordance with the provisions of this Agreement, each Stockholder agrees during the Term of this Agreement not to:

                  (a) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of any Optioned Shares;

                  (b) grant any proxies, deposit or withdraw any Optioned Shares into or from a voting or other trust or enter into a voting agreement with respect to any Optioned Shares;

                  (c) solicit, encourage, participate in or initiate discussions or negotiations with, or provide information to, any person or any entity or group, other than Big Flower or any affiliate of Big Flower, concerning any merger, sale of assets, lease of property, sale of shares of capital stock or similar transactions involving the Company;

                  (d) take any other action which could reasonably result in frustrating the exercise of the Option.

                  5. Affirmative Covenants of the Stockholders.

                  (a) Communication of Offers. Promptly following execution of this Agreement, each Stockholder hereby covenants and agrees to immediately communicate to Big Flower the terms (including the identity or identities of the party or parties) and deliver a copy of, any proposal, discussion, negotiation or inquiry which the Stockholder may receive, or which to the knowledge of the Stockholder the Company has received, with respect to any of the transactions set forth in Section 4(c) of this Agreement.

                  (b) Proxy. Each Stockholder constitutes and appoints, at all times during which the Option is exercisable as provided in Section 2 hereof, Big Flower to act as its true and lawful proxy and attorney-in-fact in the name and on behalf of such Stockholder, with full power of substitution, to vote its Optioned Shares at any meeting of shareholders of the Company or any adjournment or adjournments thereof, or to give a consent with respect to its Optioned Shares upon any and all such matters as each such proxy or his substitute shall in his sole discretion deem proper. All power and authority hereby conferred is coupled with an interest and is irrevocable.

                  (c) Stockholder Agreement to Vote. Each Stockholder agrees, provided his proxy has not been granted to Big Flower pursuant to Section 5(b) hereof, to vote the Optioned Shares in favor of the Merger.

                  (d) Big Flower Agreement to Vote. Big Flower agrees, in the event that it has acquired the proxy of a Stockholder pursuant to Section 5(b) above and the Merger Agreement has not been terminated, that it will vote in favor of approval of the Merger Agreement.

                  6. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Big Flower with respect to such Stockholder and the Optioned Shares owned by such Stockholder as follows:

                  (a) Such Stockholders Optioned Shares are the only Shares which such Stockholder has the right, power and authority to sell and such Stockholder does not own or have any right to acquire any other Shares;

                  (b) Such Stockholder has the right, power and authority to execute and deliver this Agreement and to sell such Stockholder's Optioned Shares in accordance with the terms of this Agreement; such execution, delivery and sale will not violate, or require any consent, approval, or notice under, any provision of law; and this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder, enforceable in accordance with its terms;

                  (c) Such Optioned Shares and the certificates representing such Optioned Shares are now and will at all times during the term of this Agreement be held by such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements or any other encumbrances whatsoever ("Encumbrances") with respect to the ownership or voting of the Optioned Shares or otherwise, other than Encumbrances created pursuant to this Agreement; and there are no outstanding options, warrants or rights to purchase or acquire, or agreements relating to, the Optioned Shares other than this Agreement;

                  (d) upon the purchase of such Stockholder's Optioned Shares in accordance with the terms hereof, Big Flower will be vested with good, valid and marketable title to such Optioned Shares, free and clear of all Encumbrances;

                  (e) Other than the filings required by the Company pursuant to Regulation 13D-G under and Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the execution of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby; and

                  (f) neither the execution and delivery of this Agreement by such Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or ByLaws of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries, or such Stockholder, is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries, any of their properties or assets or the Stockholder, except (with respect to the Company and its subsidiaries only) in the case of (ii) or (iii) for violations, breaches or defaults (x) which are not in the aggregate material to the Company and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby and (y) the fact that the exercise of the Option will result in a default under the Company's loan and credit facility with Mellon Bank and under a $560,000 equipment note with Concord Commercial Corporation.

                  7. Representations and Warranties of the Purchaser. Big Flower hereby represents and warrants and to each Stockholder that:

                  (a) it has all requisite corporate power and authority to execute and deliver this Agreement; such execution and delivery have been duly authorized by all necessary corporate action on the part of Big Flower; and this Agreement has been duly executed and delivered by Big Flower and constitutes a legal, valid and binding agreement on the part of Big Flower, enforceable in accordance with its terms;

                  (b) Other than the filings required by Big Flower pursuant to Regulation 13D-G under and Section 16(a) of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the execution of this Agreement or the consummation by Big Flower of the exercise of the Option;

                  (c) it is acquiring the Optioned Shares to be delivered upon the exercise of the Option for investment only and not with a view to the distribution thereof and will not offer to sell or otherwise dispose of the Shares so acquired in violation of the Securities Act of 1933, as amended; and

                  (d) neither the execution and delivery of this Agreement by Big Flower nor the consummation by Big Flower of the transactions contemplated hereby nor compliance by Big Flower with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Big Flower or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, lease, agreement or other instrument or obligation to which Big Flower or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Big Flower, any of its subsidiaries or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which are not in the aggregate material to Big Flower and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.

                  8. Adjustments. In the event of any change in the number of shares of capital stock of the Company, by reason of stock dividends, split-ups, recapitalizations, combinations, the number and kind of Optioned Shares of such Stockholder subject to the Option and the Purchase Price therefor shall be appropriately adjusted.

                  9. Legend. As soon as practicable after the execution of this Agreement, each Stockholder shall cause his Optioned Shares to contain a legend to the effect that such Shares are subject to the terms of this Agreement and this Agreement places limits on the voting and transfer of such Shares.

                  10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by each Stockholder in accordance with their specific terms or were otherwise breached. Accordingly, each Stockholder agrees that Big Flower shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

                  11. Further Assurances. Each Stockholder and Big Flower will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                  12. Expenses; No Brokerage Fees. Each party hereto shall pay its own expenses incurred in connection with this Agreement whether or not Big Flower purchases any Optioned Shares or acquires the Company. Each Stockholder agrees to indemnify Big Flower, and Big Flower agrees to indemnify each Stockholder against any liability for brokerage fees, finder's fees, or similar forms of compensation incurred in connection with the execution of this Agreement or the exercise of the Option by reason of action taken by such indemnifying party.

                  13. Parties in Interest; Assignment. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Neither party shall have the right to assign its rights under this Agreement, except that Big Flower shall have the right to assign to any subsidiary of Big Flower any and all rights of Big Flower under this Agreement, provided no such assignment shall relieve Big Flower of any of its obligations hereunder.

                  14. Public Announcements. Each of the Stockholders agrees that with respect to this Agreement or the transactions contemplated hereby, such Stockholder shall not issue any press release or make any public statement without the approval of Big Flower which approval shall not be unreasonably withheld; provided that Big Flower shall be afforded a reasonable opportunity to review and comment on the proposed press release or public statement prior to its dissemination by any Stockholder.

                  15. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

                  16. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  If to a Stockholder, at the address set forth opposite such Stockholder's name on Schedule 1 attached hereto.

                  If to Big Flower:

                           Big Flower Press Holdings, Inc.
                           3 East 54th Street
                           New York, New York 10022
                           Telecopy:   (212)223-4074


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



                           Attention: General Counsel

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

                  17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law rules.

                  18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

                  19. Effect of Headings. The descriptive headings contained herein are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  20. Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  21. Dividends. Each Stockholder shall be entitled to receive dividends, if any, declared as of a record date prior to the date of any notice by Big Flower of its intention to exercise the Option with respect to the Optioned Shares covered by such notice.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.


                                            BIG FLOWER PRESS HOLDINGS, INC.



                                            By: /s/ R. Theodore Ammon
                                               -----------------------------
                                               Name:  R. Theodore Ammon
                                               Title: Chairman of the Board


                                            STOCKHOLDERS


                                            /s/ Robert A. Samans
                                            ------------------------------
                                            Robert A. Samans

                                            /s/ Sebastian A. Carcioppollo
                                            ------------------------------
                                            Sebastian A. Carcioppollo

                                   Schedule 1



         Name                              Shares                     Address
         ----                              ------                     -------

Robert A. Samans                           1,006,268


Sebastian A. Carcioppollo                    550,620